SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Soliciting Material Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EMERGING VISION, INC.

(Name of Registrant as Specified In Its Charter)

HORIZONS INVESTORS CORP.

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

N/A

(2) Aggregate number of securities to which transaction applies:

N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4) Proposed maximum aggregate value of transaction:

N/A

(5) Total fee paid:

N/A

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1) Amount Previously Paid:

N/A

(2) Form, Schedule or Registration Statement No.:

N/A

(3) Filing Party:

N/A

(4) Date Filed:

N/A

BENITO R. FERNANDEZ

June 29, 2004

To all Shareholders of Emerging Vision, Inc.

As both a director of Emerging Vision, Inc., and the owner of Horizons Investors Corp., its largest shareholder, I am asking for your support in electing a Board of Directors that is free of conflicts of interest and focused on the best interests of all shareholders. I think that an independent board is a relatively simple and straightforward goal for our Company. But instead of implementing much needed change, the current Board continues to attack me viciously in its proxy materials and entrench itself. This, in my opinion, was clearly demonstrated when the “Executive Committee” of the Board, a committee whose current members are the two Cohen brothers and Christopher Payan, recently appointed Payan as Chief Executive Officer without consideration by the full board.

As you evaluate your voting decision I ask you, as a fellow shareholder to consider the following questions:

Why can the Cohens make money in the vision center business when they are the principal shareholders, but not when they are minority shareholders?

Business is about profits. EVI had an accumulated deficit at December 31, 2003 of $127 million. It has had net losses over the last three years of over $11 million. Yet, as indicated in our proxy materials, the Cohens have informed me on numerous occasions that two of EVI’s competitors, Cohen’s Fashion Optical and GVS (where the Cohens are the principal owners), are profitable enterprises, while EVI, in which the Cohens are minority holders, has lost money every year for more than five years. Why is this?

Why does the Company brag about its failures?

In its proxy materials, EVI states that one of the reasons you should support the incumbent slate is that they have “allowed EVI to maintain its leadership position as one of the top 10 optical retailers in the United States”, as reported in the May 17, 2004 issue of Vision Monday. The article they cite, however, actually demonstrates the decline, not the growth of EVI.

In 1994, Vision Monday ranked Sterling Vision (EVI’s prior name) 7th among U.S. optical retailers, with $100 million of 1993 U.S. sales. Ten years later, in 2004, Emerging Vision has fallen to 10th, with $92.4 million in 2003 U.S. sales. Over this same period, total industry sales increased nearly 33% from $12.3 billion to $16.2 billion. Lower sales - lower market share - lower ranking. The decline is what they are proud of?

Further, while the Cohens do not provide you with this information, Vision Monday provides estimates of revenues for the privately held retailers. Cohen’s Fashion Optical is reported to have 2003 revenues of $80.0 million from 101 stores (92 franchises), almost $800,000 per store. General Vision Services is estimated to have 2003 revenues of $23 million from 24 stores; over $950,000 per store. On the other hand, Vision Monday reported that your company, EVI, had 2003 revenues of $92.4 million from 170 stores, less than $550,000 per store. Why is it that Cohen’s Fashion Optical and GVS, both of which are controlled by the Cohens, seem to have the better stores?

Why have the Cohens arranged their business interests to present so many conflicts of interest?

As indicated in the Company’s own proxy materials, the Cohens own not one, not two, but three businesses—Cohen’s Fashion Optical, GVS and Vision World, that compete directly with Emerging Vision. THREE! I acknowledge that when I first invested in EVI, some of these conflicts already existed. Perhaps I should have questioned this more myself before I invested. However, after having served on this Board of Directors for the past three years, the extensive conflicts of interest have become more and more troubling to me. Perhaps the most disturbing evidence of the conflict is the fact that Eyeglass Service Industries’ third party administration business was acquired by the Cohens in October 2003 without them ever presenting that opportunity to the EVI Board.

Where is the current Board’s loyalty to you?

I was frankly shocked when I read the Company’s proxy materials to find the lack of loyalty to the Company’s shareholders. The officers and directors of the Company are threatening that if we do not play by their rules and do whatever they want, they will all resign. I think that this threat is outrageous.

The current Board has apparently obtained from the Chief Executive Officer, the Co-Chief Operating Officers, and the Chief Financial Officer promises that they would not continue their employment with the Company if an independent board of directors is elected. Why, what are they afraid of? The incumbent directors and officers are essentially threatening a “scorched earth policy” to scare you into supporting them. If they truly care about the future of your Company and creating value for its shareholders, why would the incumbent directors insist that those people give up their jobs just because new, independent directors might be elected?

CEO Payan states he wants to serve you as a director, but threatens to quit and leave you high and dry if he does not win. The Company states that Mr. Siegel has indicated to them that if the majority of my candidates win, he will not serve as a director of the Company. The other directors also indicate that they are uncertain if they will serve if any of my nominees are elected to the board.

2

The economic interest in this Company lies with its shareholders, not with the Board of Directors. All directors and officers of the Company should ultimately be working for you, the shareholders. Where is their loyalty to you?

What have the Cohens paid you for your shares?

The Company criticized me in its proxy materials for not offering to pay you anything for your shares. What a phony issue. The Cohens are not offering you anything either. The question for shareholders is not who is paying them for their shares, because the answer to that question is neither of us. The real question is whom do you believe has a better chance of returning this Company to profitability and improving shareholder value.

I believe that the Cohens have been given adequate time to make it happen, and have failed, as the Company’s stock price history starkly demonstrates. The price per share of this Company’s stock has declined from $6.75 to $0.15 over the past five years. Look again at the performance graph from EVI’s own proxy statement before you vote.

3

Should your company be controlled by its competitors?

I believe that the slate of directors that I have proposed has excellent credentials. Herman Badillo is a former Congressman, a former Deputy Mayor of the City of New York, and a former Borough President in New York. Joseph Erazo has served in numerous public health positions, including Executive Director of the City of New York Correctional Health Services, Health and Hospitals Corporation. Aureo Cardona has over 35 years of local, national and international real estate experience. Norman Green has more than 40 years of accounting experience. I believe this is an excellent team who can lead this Company in the future.

The Company keeps repeating that it is Benito Fernandez who will control the Company. That is just not the case. While I know and respect each of my nominees, I will be only one of six directors of this Company. The other directors, if my slate is elected, will all be experienced, mature and independent business people whom I have no ability to manage or manipulate.

My purpose is not to control the Company. My purpose is to wrest control of the Company from the family that owns and runs our competition, and give your Company independence. My goal is for your Company to be governed by a Board of Directors that is free from conflicts of interests and independent. I want a board that will exercise independent business judgment and work hard to create and maximize shareholder value for all investors. I do not want a board dominated by our competitors.

I am urging you to cast your proxy for my independent slate of directors. The time for change is here, but I need your support. Together we can make a difference. Please vote the BLUE proxy card as soon as possible. Thank you.

Very truly yours,

      Benito R. Fernandez

4

HOW TO VOTE:

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1.	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card to The Altman Group, Inc. in the postage paid envelope provided today.

2.	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

3.	After signing the enclosed BLUE Proxy Card do not sign or return the white proxy card. Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a white proxy card and want to change your vote, you can do so now by sending in the BLUE proxy card.

4.	If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor.

THE ALTMAN GROUP, INC.

1275 VALLEY BROOK AVENUE

LYNDHURST, NJ 07071

SHAREHOLDERS CALL TOLL FREE: 800-317-7962

BANKS AND BROKERS: 201-460-1200

Fax: 201-460-0050

5